Exhibit 17.1

December 12, 2023

Daniel Welch

Chairman, Nuvation Bio Board of Directors

Via email: danielgwelch@gmail.com

Dear Dan,

I am writing to inform you of my decision to leave my position as a Board member of Nuvation Bio, effective immediately.

Thank you for the opportunity to contribute. I’ve truly valued the opportunity to work with all of you. I wish the best to you and the other members going forward.

Sincerely,

/s/ Oleg Nodelman
Oleg Nodelman
EcoR1 Capital LLC

Cc:	David Hung

Robert Bazemore

Tony Vernon

Kim Blickenstaff

Kate Falberg